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                                                                    EXHIBIT 10.6





                            MASTER RESALE AGREEMENT
                           FOR THE STATE OF INDIANA



                               NOVEMBER 1, 1998







                    UNITED STATES TELECOMMUNICATIONS, INC.

                                      AND

                   UNITED TELEPHONE COMPANY OF INDIANA, INC.


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                               TABLE OF CONTENTS


PART A -- DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.   Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
PART B -- GENERAL TERMS AND CONDITIONS. . . . . . . . . . . . . . . . . .   5
1.   Scope of this Agreement. . . . . . . . . . . . . . . . . . . . . . .   5
2.   Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . .   5
3.   Term and Termination . . . . . . . . . . . . . . . . . . . . . . . .   6
4.   Post Termination Interim Service Arrangements. . . . . . . . . . . .   7
5.   Charges and Payment. . . . . . . . . . . . . . . . . . . . . . . . .   8
6.   Audits and Examinations. . . . . . . . . . . . . . . . . . . . . . .   9
7.   Intellectual Property Rights . . . . . . . . . . . . . . . . . . . .  10
8.   Limitation of Liability. . . . . . . . . . . . . . . . . . . . . . .  10
9.   Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . .  10
10.  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
11.  Confidentiality and Publicity. . . . . . . . . . . . . . . . . . . .  12
12.  Disclaimer of Warranties . . . . . . . . . . . . . . . . . . . . . .  13
13.  Assignment and Subcontract . . . . . . . . . . . . . . . . . . . . .  14
14.  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
15.  Relationship of Parties. . . . . . . . . . . . . . . . . . . . . . .  14
16.  No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . .  15
17.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
18.  Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
19.  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
20.  Force Majeure. . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
21.  Dispute Resolution Procedures. . . . . . . . . . . . . . . . . . . .  16
22.  Cooperation on Fraud . . . . . . . . . . . . . . . . . . . . . . . .  17
23.  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
24.  Amendments and Modifications . . . . . . . . . . . . . . . . . . . .  17
25.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
26.  Headings Not Controlling . . . . . . . . . . . . . . . . . . . . . .  18
27.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  18
28.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
29.  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . .  18
30.  Implementation . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
31.  Federal Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . .  19
PART C -- PROVISIONS RELATING TO RESALE . . . . . . . . . . . . . . . . .  20
1.   Resale of Local Services . . . . . . . . . . . . . . . . . . . . . .  20
2.   Network Maintenance and Management . . . . . . . . . . . . . . . . .  24
3.   Additional Services. . . . . . . . . . . . . . . . . . . . . . . . .  26
4.   Additional Responsibilities. . . . . . . . . . . . . . . . . . . . .  31

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                            MASTER RESALE AGREEMENT

         This Agreement is between United States Telecommunications, Inc. ("Carrier") and United Telephone Company of Indiana, Inc. ("Sprint") hereinafter collectively, "the Parties", entered into this 1st day of November, 1998, for the State of Indiana.

         WHEREAS, the Parties wish to establish terms and conditions for the purposes of allowing the Carrier to have access to Sprint services for the purpose of resale; and

         WHEREAS, the Parties intend the rates, terms and conditions of this Agreement, and their performance of obligations thereunder, to comply with the Communications Act of 1934, as amended (the "Act"), the Rules and Regulations of the Federal Communications Commission ("FCC"), and the orders, rules and regulations of the Indiana Utility Regulatory Commission (the "Commission"); and

         WHEREAS, the parties wish to replace any and all other prior agreements, both written and oral, applicable to the state of Indiana;

         THEREFORE, the Parties hereby agree as follows:
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PART A -- DEFINITIONS

1.    DEFINED TERMS

      1.1 Certain terms used in this Agreement shall have the meanings as otherwise defined throughout this Agreement. Other terms used but not defined herein will have the meanings ascribed to them in the Act or in the Rules and Regulations of the FCC or the Commission. The Parties acknowledged that other terms appear in this Agreement, which are not defined or ascribed as stated above. The parties agree that any such terms shall be construed in accordance with their customary usage in the telecommunications industry as of the effective date of this Agreement.

      1.2.  "ACT" means the Communications Act of 1934, as amended.

      1.3.  "AFFILIATE" is as defined in the Act.

      1.4. "CENTRAL OFFICE SWITCH, END OFFICE OR TANDEM (HEREINAFTER "CENTRAL OFFICE" OR "CO")" means switching facility within the public switched telecommunications network, including but not limited to:

            1.4.1. End Office Switches, which are switches from which end-user Telephone Exchange Services are directly connected and offered.

            1.4.2. Tandem Switches are switches which are used to connect and switch trunk circuits between and among Central Office Switches.

      1.5.  "COMMISSION" means the Indiana Regulatory Commission.

      1.6. "COMMERCIAL MOBILE RADIO SERVICES ("CMRS")" means a radio communication service as set forth in 47 CFR ss. 20.3.

      1.7. "COMPETITIVE LOCAL EXCHANGE CARRIER ("CLEC")" OR "ALTERNATIVE LOCAL EXCHANGE CARRIER ("ALEC")" means any entity or person authorized to provide local exchange services in competition with an ILEC.

      1.8. "EFFECTIVE DATE" is either thirty (30) days after the date referenced in the opening paragraph of the Agreement, the filing date of this Agreement with the Commission if the Commission has defined the Effective Date as such, or as otherwise required by the Commission.

      1.9. "ELECTRONIC INTERFACES" means access to operations support systems consisting of pre-ordering, ordering, provisioning, maintenance and repair and billing functions.

      1.10. "FCC" means the Federal Communications Commission.

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      1.11. "INCUMBENT LOCAL EXCHANGE CARRIER ("ILEC")" is any local exchange carrier that was, as of February 8, 1996, deemed to be a member of the Exchange Carrier Association as set forth in 47 CFR ss. 69.601(b) of the FCC's regulations.

      1.12. "INTEREXCHANGE CARRIER ("IXC")" means a provider of interexchange telecommunications services.

      1.13. "LOCAL SERVICE REQUEST ("LSR")" means an industry standard form used by the Parties to add, establish, change or disconnect local services.

      1.14. "LOCAL TRAFFIC" means traffic (excluding CMRS traffic) that is originated and terminated within Sprint's local calling area, or mandatory expanded area service (EAS) area, as defined by State commissions or, if not, defined by State commission, then as defined in existing Sprint Tariffs.

      1.15. "ORDERING AND BILLING FORUM ("OBF")" refers to functions under the auspices of the Carrier Liaison Committee (CLC) of the Alliance for Telecommunications Industry Solutions (ATIS).

      1.16. "PARITY" means, subject to the availability, development and implementation of necessary industry standard Electronic
            Interfaces, the provision by Sprint of services, Network Elements, functionality or telephone numbering resources under this Agreement to Carrier on terms and conditions, including provisioning and repair intervals, at least equal in quality to those offered to Sprint, its Affiliates or any other entity that obtains such services, Network elements, functionality or telephone numbering resources. Until the implementation of necessary Electronic Interfaces, Sprint shall provide such services, Network Elements, functionality or telephone numbering resources on a non-discriminatory basis to Carrier as it provides to is Affiliates.

      1.17. "PARTIES" means, jointly, United States Telecommunications, Inc. and United Telephone Company of Indiana, Inc., and no other entity, affiliate, subsidiary or assign.

      1.18. "REBRANDING" occurs when Carrier purchases a wholesale service from Sprint when the Carrier brand is substituted for the Sprint brand.

      1.19. "TARIFF" means a filing made at the state of federal level for the provision of a telecommunications service by a telecommunications carrier that provides for the terms, conditions and pricing of that service. Such filing may be required or voluntary and may or may not be specifically approved by the Commission or FCC.

      1.20. "TELECOMMUNICATIONS" means the transmission, between or among points specified by the user, of information of the user's choosing, without change in the form or content of the information as sent and received.

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      1.21. "TELECOMMUNICATIONS CARRIER" means any provider of
             Telecommunications Services as defined in 47 USC ss. 153, (44).

      1.22. "TELECOMMUNICATION SERVICES" means the offering of Telecommunications for a fee directly to the public, or to such classes of users as to be effectively available directly to the public, regardless of the facilities used.

      1.23. "WHOLESALE SERVICE" means Telecommunication Services that Sprint provides at retail to subscribers who are not telecommunications Carriers as set forth in 47 USC ss. 251(c)(4).

      1.24. "WIRE CENTER" denotes a building or space within a building which serves as an aggregation point on a given carrier's network, where transmission facilities and circuits are connected or switched. Wire center can also denote a building in which one or more central offices, used for the provision of Basic Exchange Services and access services, are located.


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PART B -- GENERAL TERMS AND CONDITIONS

1.    SCOPE OF THIS AGREEMENT

      1.1. This Agreement specifies the rights and obligations of each party with respect to the establishment of rates for resale of local telecommunications services.

      1.2. Sprint shall not discontinue any Telecommunications Service provided or required hereunder without providing Carrier reasonable notice, as required by law, of such discontinuation of such service. Sprint agrees to cooperate with Carrier in any transition resulting from such discontinuation of service.

      1.3. The services and facilities to be provided to Carrier by Sprint in satisfaction of this Agreement will be provided pursuant to Sprint Tariffs and then current practices on file with the appropriate Commission or FCC.

2.    REGULATORY APPROVALS

      2.1. This Agreement, and any amendment or modification hereof, will be submitted to the Commission for approval in accordance with ss. 252 of the Act within thirty (30) days after obtaining the last required contract signature. Sprint and Carrier shall use their best efforts to obtain approval of this Agreement by any regulatory body having jurisdiction over this Agreement. Carrier shall not order services under this Agreement before the Effective Date as defined herein, except as may otherwise be agreed in writing between the Parties. In the event any governmental authority or agency rejects any provision hereof, the Parties shall negotiate promptly and in good faith such revisions as may reasonably be required to achieve approval.

      2.2. The Parties acknowledge that the respective rights and obligations of each Party as set forth in this Agreement are based on the text of the Act and the rules and regulations promulgated thereunder by the FCC and the Commission as of the Effective Date ("Applicable Rules"). In the event of any amendment to the Act, any effective legislative action or any effective regulatory or judicial order, rule, regulation, arbitration award, dispute resolution procedures under this Agreement or other legal action purporting to apply the provisions of the Act to the Parties or in which the FCC or the Commission makes a generic determination that is generally applicable which revises, modifies or reverses the Applicable Rules (individually and collectively, Amended Rules), either Party may, by providing written notice to the other party, require that the affected provisions of this Agreement be renegotiated in good faith and this Agreement shall be amended accordingly to reflect the pricing, terms and


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
            conditions of each such Amended Rules relating to any of the provisions in this Agreement.

      2.3. Notwithstanding any other provision of this Agreement to the contrary ss. 2.2 hereof shall control. Any rates, terms or conditions thus developed or modified shall be substituted in place of those previously in effect and shall be deemed to have been effective under this Agreement as of the effective date established by the Amended Rules, whether such action was commenced before or after the Effective Date of this Agreement. Should the Parties be unable to reach agreement with respect to the applicability of such order or the resulting party may invoke the Dispute Resolution provisions of this Agreement, it being the intent of the parties that this Agreement shall be brought into conformity with the then current obligations under the Act as determined by the Amended Rules.

      2.4. Additional services, beyond those specified herein, requested by either party relating to the subject matter of this Agreement will be incorporated into this Agreement by written amendment hereto.

3.    TERM AND TERMINATION

      3.1. This Agreement shall be deemed effective upon the Effective Date, provided however that if the Carrier has any outstanding past due obligations to Sprint, this Agreement will not be effective until such time as any past due obligations with Sprint are paid in full. No order or request for services under this Agreement shall be processed before the Effective Date.

      3.2. Except as provided herein, Sprint and Carrier agree to provide service to each other on the terms of this Agreement for a period ending November 1, 2000 ("End Date").

      3.3. In the event that Carrier desires uninterrupted service under this Agreement during negotiations, Carrier shall provide to Sprint written notification appropriate under the Act, and if the Parties are actually in arbitration or mediation before the appropriate Commission or FCC prior to the End Date, this Agreement will continue in effect only until the issuance of an order, whether a final non-appealable order or not, by the Commission or FCC resolving the issues set forth in such arbitration or mediation request.

      3.4. In the event of default, either Party may terminate this Agreement in whole or in part provided that the non-defaulting Party so advises the defaulting Party in writing of the event of the alleged default and the defaulting Party does not remedy the default within sixty (60) days after written notice thereof. Default is defined to include:

            3.4.1. Either Party's insolvency or initiation of bankruptcy or receivership proceedings by or against the Party; or


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            3.4.2.  Either Party's material breach of any of the terms or conditions hereof, including the failure to make any undisputed payment when due.

      3.5. Termination of this Agreement for any cause shall not release either Party from any liability which at the time of termination has already accrued to the other Party or which thereafter may accrue in respect to any act or omission prior to termination or from any obligation which is expressly stated herein to survive termination.

      3.6. In the event this Agreement is terminated under ss. 3.4, Sprint may immediately discontinue processing orders for new service from Carrier and file with the Commission to terminate this agreement and reassign Carrier's customers pursuant to the Commission's guidelines for Carriers that abandon service.

      3.7. Notwithstanding the above, should Sprint sell or trade substantially all the assets in an exchange or group of exchanges that Sprint uses to provide Telecommunications Services, then
            Sprint may terminate this Agreement in whole or in part as to that particular exchange or group of exchanges upon sixty (60) days prior written notice.

4.    POST TERMINATION INTERIM SERVICE ARRANGEMENTS

      4.1. In the event that this Agreement expires under ss. 3.2, it is the intent of the Parties to provide in this Section for interim service arrangements between the Parties at the time of expiration so that service to end users will not be interrupted should a new agreement not be consummated prior to the End Date. Therefore, except in the case of termination as a result of either Party's default under ss. 3.4, or for termination upon sale under ss. 3.7, for service made available under this Agreement and existing as of the End Date, the Parties agree that those services may continue uninterrupted at the request of either Party provided that

            4.1.1.  a new agreement is voluntarily entered into by Parties; or

            4.1.2. service is provided under such standard terms and conditions or tariffs approved by and made generally available by the Commission, if they exist at the time of termination; or

            4.1.3. Carrier elects to take service pursuant to the entire terms and conditions of an existing agreement between Sprint and another carrier for the remaining term of that agreement. If neither ss. 4.1.1 nor ss. 4.1.2 are in effect, and Carrier does not designate an agreement under this subsection Sprint may designate such agreement.
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5.    CHARGES AND PAYMENT

      5.1. In consideration of the services provided under this Agreement, the Parties shall pay the charges set forth in Exhibit 1 subject to the provisions of ss. 2.2 and ss. 2.3 hereof.

      5.2. Subject to the terms of this Agreement, the Parties shall pay invoices by the due date shown on the invoice. For invoices not paid when due, late payment charges will be assessed under ss. 5.4. If the payment due date is a Saturday, Sunday or a designated bank holiday, payment shall be made the next business day.

      5.3. Billed amounts which are being investigated, queried, or for which claims have been or may be filed, are not due for payment until such investigations, claims, or queries have been resolved in accordance with the provisions governing dispute resolution of this Agreement.

      5.4. Sprint will assess late payment charges to the other Carrier just as it would its own end user in accordance with the applicable General Exchange tariff or, if there is not specific reference in the applicable General Exchange tariff, Sprint shall assess a late payment charge equal to the lesser of one and one-half percent (1.5%) or the maximum rate allowed by law per month of the balance due, until the amount due is paid in full.

      5.5. In addition to late payment charges, Sprint will use the following collection procedures in connection with Carrier's past due amounts.

            5.5.1. First, a late payment charge will be added to accounts that are not paid within a thirty- (30) day period.

            5.5.2. Second, a notice will be sent to Carrier on day 31 stating that unless full payment is received within the next thirty- (30) days Sprint will suspend processing new orders.

            5.5.3. Third, if the Carrier account remains delinquent on day 61 Sprint will send a second notice to Carrier stating that Sprint has suspended processing new orders and unless payment is received by day 90, service for all Carrier end user customers will be suspended.

            5.5.4. Fourth, should the Carrier account remain outstanding on day 91 Sprint will deny service and send a letter to Carrier stating that their service has been suspended for non-payment.

      5.6. Sprint reserves the right to periodically revise its collection procedure to conform to then current business practices and regulations. Sprint will provide timely notification to Carrier of changes to its collection practice in a manner consistent with its own customer notification.


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
6.    AUDITS AND EXAMINATIONS

      6.1. As used herein "Audit" shall mean a comprehensive review of services performed under this Agreement. Either party (the "Requesting Party") may perform one (1) Audit per 12-month period commencing with the Effective Date.

      6.2. Upon thirty (30) days written notice by the Requesting Party to the other "Audited Party," Requesting Party shall have the right through its authorized representative to make an Audit, during normal business hours, of any records, accounts and processes which contain information bearing upon the provision of the services provided and performance standards agreed to under this Agreement. Within the above-described 30-day period, the Parties shall reasonably agree upon the scope of the Audit, the documents and processes to be reviewed, and the time, place and manner in which the Audit shall be performed. Audited Party agrees to provide Audit support, including appropriate access to and use of Audited Party's facilities (e.g., conference rooms, telephones, copying machines).

      6.3. Each party shall bear its own expenses in connection with the conduct of the Audit. The Requesting Party will pay for the reasonable cost of special data extraction required by the Requesting Party to conduct the Audit. For purposes of this ss. 6.3, a special data extraction shall mean the creation of an output record or informational report (form existing data files) that is not created in the normal course of business. If any program is developed to Requesting Party's specifications and at Requesting Party's expense, Requesting Party shall specify at the time of request whether the program is to be retained by Audited party for reuse for any subsequent Audit.

      6.4. Adjustments, credits or payments shall be made and any corrective action shall commence within thirty (30) days from Requesting Party's receipt of the final audit report to compensate for any errors or omissions which are disclosed by such Audit and are agreed to by the Parties. One and one-half percent (1.15%) or the highest interest rate allowable by law for commercial transactions, whichever is lower, shall be assessed and shall be computed by compounding monthly form the time of the error or omission to the day of payment or credit.

      6.5. Neither the right to audit nor the right to receive an adjustment shall be affected by any statement to the contrary appearing on checks or otherwise, unless a statement expressly waiving such right appears in writing, is signed by an authorized representative of the party having such right and is delivered to the other party in a manner sanctioned by this Agreement.

      6.6. This Article 6 shall survive expiration or termination of the Agreement for a period of one (1) year after expiration or termination of this Agreement.


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


7.    INTELLECTUAL PROPERTY RIGHTS

      7.1. Any intellectual property which originates from or is developed by a Party shall remain in the exclusive ownership of that Party. Except for a limited license to use patents or copyrights to the extent necessary for the Parties to use any facilities or equipment (including software) or to receive any service solely as provided under this Agreement, no license in patent, copyright, trademark or trade secret, or other proprietary or intellectual property right now or hereafter owned, controlled or licensable by a Party, is granted to the other Party of shall be implied or arise by estoppel. It is the responsibility of Sprint to ensure, at no separate or additional cost to the Carrier, that it has obtained any necessary licenses in relation to intellectual property of third parties used in Sprint's network to the extent of Sprint's own use of facilities or equipment (including software) in the provision of service to its end user customers, but not that may be required to enable Carrier to use any facilities or equipment (including software), to receive any service, to perform its respective obligations under this Agreement, or to provide service by Carrier to its end user customers.

      7.2. Following notice of an infringement claim against Sprint based on the use by Carrier of a service or facility, Carrier shall at Carrier's expense, procure from the appropriate third parties the right to continue to use the alleged infringing intellectual property or if Carrier fails to do so, Sprint may charge Carrier for such costs as permitted under a Commission order.

8.    LIMITATION OF LIABILITY

      8.1. Neither Party shall be responsible to the other for any indirect, special, consequential or punitive damages, including (without limitation) damages for loss of anticipated profits or revenue or other economic loss in connection with or arising from anything said, omitted, or done hereunder (collectively "Consequential Damages:), whether arising in contract or tort, provided that the foregoing shall not limit a Party's obligation under Article 9 to indemnify, defend, and hold the other Party harmless against amounts payable to third parties. Notwithstanding the foregoing, in no event shall either Party's liability to the other for a service outage exceed an amount equal to the proportionate charge for the service(s) provided for the period during which the service was affected.

9.    INDEMNIFICATION

      9.1. Each Party agrees to indemnify and hold harmless the other Party from and against claims for damage to tangible personal or real property and/or personal injuries arising out of the negligence or willful misconduct or omission of the indemnifying Party. To the extent not prohibited by law, each Party shall defend, indemnify, and hold the other Party harmless against any loss to a third party arising out of the negligence or willful


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
            misconduct by such indemnifying Party. Notwithstanding the above, in the case of any loss alleged or damage claim made by a Customer of either Party in connection with the service provided by that Party, and which allegation or claim related in some way to a service provided under this Agreement, the Party whose customer alleged such loss shall indemnify the other Party and hold it harmless against any or all of such loss alleged by each and every Customer which arises out of the negligence or willful misconduct of the indemnifying Party. The indemnifying Party under this Section agrees to defend any suit brought against the other Party either individually or jointly with the indemnifying Party for any such loss, injury, liability, claim or demand. The indemnified Party agrees to notify the other Party promptly, in writing, of any written claims, lawsuits, or demands for which it is claimed that the indemnifying Party is responsible under this Section and to cooperate in every reasonable way to facilitate defense or settlement of claims. The indemnifying Party shall have complete control over defense of the case and over the terms of any proposed settlement or compromise thereof. The indemnifying Party shall not be liable under this Section for settlement by the indemnified Party for any claim, lawsuit, or demand, if the indemnifying Party has not approved the settlement in advance, unless the indemnifying Party has had defense of the claim, lawsuit, or demand tendered to it in writing and has failed to promptly assume such defense. In the event of such failure to assume defense, the indemnifying Party shall be liable for any reasonable settlement made by the indemnified Party without approval of the indemnifying Party.

      9.2. Each Party agrees to indemnify and hold harmless the other Party from all claims and damages arising form the Indemnifying Party's discontinuance of service to one of the Indemnified Party's subscribers for nonpayment.

      9.3. When the lines or services of other companies and Carriers are used in establishing connections to and/or from points not reached by a Party's lines, neither Party shall be liable for any act or omission of the other companies or Carriers.

      9.4. In addition to its indemnity obligations hereunder, each Party shall, to the extent allowed by law or Commission Order, provide, in its Tariffs and contracts with its subscribers that relate to any Telecommunications Services provided or contemplated under this Agreement, that in no case shall such Party or any of its agents, contractors or others retained by such Party be liable to any subscriber or third party for (i) any loss relating to or arising out of this Agreement, whether in contract or tort, that exceeds the amount such Party would have charged the applicable subscriber for the service(s) or function(s) that gave rise to such loss, and
            (ii) Consequential Damages (as defined in Article 8 above).

10.   REMEDIES

      10.1. In addition to any other rights or remedies, and unless specifically provided herein and to the contrary, either Party may sue in equity for specific performance.

      10.2. Except as otherwise provided herein, all rights of termination cancellation or other remedies prescribed in this Agreement, or otherwise available, are cumulative and are not intended to be exclusive of other remedies to which the injured Party may be entitled at law or in equity in case of any breach or threatened breach by the other Party of any provision of this Agreement, and use of one or more remedies shall not bar use of any other remedy for the purpose of enforcing the provisions of this Agreement.

11.   CONFIDENTIALITY AND PUBLICITY

      11.1. All information which is disclosed by one party ("Disclosing Party") to the other ("Recipient") in connection with this Agreement, or acquired in the course of performance of this Agreement, shall be deemed confidential and proprietary to the Disclosing Party and subject to this Agreement, such information including but not limited to, orders for services, usage information in any form, and Customer Proprietary Network Information ("CPNI") as that term is defined by the Act and the rules and regulations of the FCC ("Confidential and/or Proprietary Information").

      11.2. During the term of this Agreement, and for a period of one (1) year thereafter, Recipient shall (i) use it only for the purpose of performing under this Agreement, (ii) hold it in confidence and disclose it only to employees or agents who need to know it in order to perform under this Agreement, and (iii) safeguard it from unauthorized use or Disclosure using no less than the degree of care with which Recipient safeguards its own Confidential Information.

      11.3. Recipient shall have no obligation to safeguard Confidential Information (i) which was in the Recipient's possession free of restriction prior to its receipt from Disclosing Party, (ii) which becomes publicly known or available through no breach of this Agreement by Recipient, (iii) which is rightfully acquired by Recipient free of restrictions on its Disclosure, or (iv) which is independently developed by personnel of Recipient to whom the Disclosing Party's Confidential Information if required by law, a court, or governmental agency, provided that Disclosing Party has been notified of the requirement promptly after Recipient becomes aware of the requirement, and provided that Recipient undertakes all lawful measures to avoid disclosing such information until Disclosing Party has had reasonable time to obtain a protective order. Recipient agrees to comply with any protective order that covers the Confidential Information to be disclosed.

      11.4. Each Party agrees that Disclosing Party would be irreparably injured by a breach of this Article II by Recipient or its representatives and that Disclosing Party shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any breach of this Article 11. Such remedies shall not be exclusive, but shall be in addition to all other remedies available at law or in equity.

      11.5. Unless otherwise agreed, neither Party shall publish or use the other Party's logo, trademark, service mark, name, language, pictures, or symbols or words from which the other Party's name may reasonably be inferred or implied in any product, service, advertisement, promotion, or any other publicity matter, except that nothing in this paragraph shall prohibit a Party from engaging in valid comparative advertising. This ss. 10.2 shall confer no rights on a Party to the service marks, trademarks and trade names owned or used in connection with services by the other Party or its Affiliates, except as expressly permitted by the other Party.

      11.6. Neither Party shall produce, publish, or distribute any press release nor other publicity referring to the other Party or its Affiliates, or referring to this Agreement, without the prior written approval of the other Party. Each party shall obtain the other Party's prior approval before discussing this Agreement in any press or media interviews. In no event shall either Party mischaracterize the contents of this Agreement in any public statement or in any representation to a governmental entity or member thereof.

      11.7. Except as otherwise expressly provided in this Article 11, nothing herein shall be construed as limiting the rights of either Party with respect to its customer information under any applicable law, including without limitation ss. 222 of the Act.

12.   DISCLAIMER OF WARRANTIES

      12.1. EXCEPT AS SPECIFICALLY PROVIDED ELSEWHERE IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO QUALITY, FUNCTIONALITY OR CHARACTERISTICS OF THE SERVICES PROVIDED PURSUANT TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE. NO REPRESENTATION OR STATEMENT MADE BY EITHER PARTY OR ANY OF ITS AGENTS OR EMPLOYEES, ORAL OR WRITTEN, INCLUDING, BUT NOT LIMITED TO,

                   ANY SPECIFICATIONS, DESCRIPTIONS OR STATEMENTS
                   PROVIDED OR MADE SHALL BE BINDING UPON EITHER
                   PARTY AS A WARRANTY.

13.      ASSIGNMENT AND SUBCONTRACT

         13.1. If any Affiliate of either Party succeeds to that portion of the business of such Party that is responsible for, or entitled to, any rights, obligations, duties, or other interests under this Agreement, such Affiliate may succeed to those rights, obligations, duties, and interest of such Party under this Agreement. In the event of any such succession hereunder, the successor shall expressly undertake in writing to the other Party the performance and liability for those obligations and duties as to which it is succeeding a Party to this Agreement. Thereafter, the successor Party shall be deemed Carrier or Sprint and the original Party shall be relieved of such obligations and duties, except for matters arising out of events occurring prior to the date of such undertaking.

         13.2. Except as herein before provided, and except for an assignment confined solely to moneys due or to become due, any assignment of this Agreement or of the work to be performed, in whole or in part, or of any other interest of a Party hereunder, without the other Party's written consent, which consent shall not be unreasonably withheld or delayed, shall be void. It is expressly agreed that any assignment of moneys shall be void to the extent that it attempts to impose additional obligations other than the payment of such moneys on the other Party or the assignee additional to the payment of such moneys.

14.      GOVERNING LAW

         14.1. This Agreement shall be governed by and construed in accordance with the Act and the FCC's Rules and Regulations, and other authoritative statements, except insofar as state law may control any aspect of this Agreement, in which case the domestic laws of the state of Indiana, without regard to its conflicts of laws principles, shall govern.

15.      RELATIONSHIP OF PARTIES

         15.1. It is the intention of the Parties that each shall be an independent contractor and nothing contained herein shall constitute the Parties as joint venturers, partners, employees or agents of one another, and neither Party shall have the right or power to bind or obligate the other.

16.      NO THIRD PARTY BENEFICIARIES

         16.1. The provisions of this Agreement are for the benefit of the Parties hereto and not for any other person, and this Agreement shall not provide any person not a party hereto with any remedy, claim, liability, reimbursement, right of action, or other right in excess of those existing without reference hereto. This shall not be construed to prevent Carrier from providing its Telecommunications Services to other carriers.

17.      NOTICES

         17.1. Except as otherwise provided herein, all notices or other communication hereunder shall be deemed to have been duly given when made in writing and delivered in person, or sent by certified mail, postage prepaid, return receipt requested, on the date the mail is delivered or its delivery attempted.

         If to Sprint:                                      If to
                         Field Service Manager              Carrier:       Richard Pollara
                         555 Lake Border Drive                             President
                         Mailstop FLAPKA0202                               13902 North Dale Mabry
                         Apopka, Florida 32703                             Suite 212
                                                                           Tampa, Florida 33618
         With a          CLEC Account Manager               With a
         copy to:        Sprint                             Copy to:
                         P.O. Box 3555
                         Mansfield, OH 44907-0555

         17.2. If personal delivery is selected to give notice, a receipt of such delivery shall be obtained. The address to which notices or communications may be given to either party may be changed by written notice given by such Party to the other pursuant to this Article 17.

18.      WAIVERS

         18.1. No waiver of any provisions of this Agreement and no consent to any default under this Agreement shall be effective unless the same shall be in writing and properly executed by or on behalf of the Party against whom such waiver or consent is claimed.

         18.2. No course of dealing or failure of any Party to strictly enforce any term, right, or condition of this Agreement in any instance shall be construed as a general waiver or relinquishment of such term, right or condition.

         18.3. Waiver by either party of any default by the other Party shall not be deemed a waiver of any other default.

19.      SURVIVAL

         19.1. Termination of this Agreement, or any part hereof, for any cause shall not release either Party from any liability which at the time of termination had already accrued to the other Party or which thereafter accrues in any respect to any act or omission occurring prior to the termination or from an obligation which is expressly stated in this Agreement to survive termination including but not limited to ss.ss. 5, 6, 7, 8, 9, 10, 14, 18, 21, 23, and 25.

20.      FORCE MAJEURE

         20.1. Neither Party shall be held liable for any delay or failure in performance of any part of this Agreement from any cause beyond its control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, power blackouts, strikes, work stoppage affecting a supplier or unusually severe weather. No delay or other failure to perform shall be excused pursuant to this
                  Article 20 unless delay or failure and consequences thereof are beyond the control and without the fault or negligence of the Party claiming excusable delay or other failure to perform. Subject to Article 3 hereof, in the event of any such excused delay in the performance of a Party's obligation(s) under this Agreement, the due date for the performance of the original obligation(s) shall be extended by a term equal to the time lost by reason of the delay. In the event of such delay, the delayed Party shall perform its obligations at a performance level no less than that which it uses for its own operations. In the event of such performance delay or failure by Sprint, Sprint agrees to resume performance in a nondiscriminatory manner and not favor its own provision of Telecommunications Services above that of Carrier.

21.      DISPUTE RESOLUTION PROCEDURES

         21.1. If any matter is subject to a bona fide dispute between the Parties, the disputing Party shall within thirty (30) days of the event giving rise to the dispute, give written notice to the other Party of the dispute and include in such notice the specific details and reasons for disputing each item.

         21.2. If the Parties are unable to resolve the issues related to the dispute in the normal course of business within thirty
                  (30) days after delivery of notice of the Dispute, to the other Party the dispute shall be escalated to a designated representative who has authority to settle the dispute and who is at a higher level of management than the persons with direct responsibility for administration of this Agreement. The designated representatives shall meet as often as they reasonably deem necessary in order to discuss the dispute and negotiate in good faith in an effort to resolve such dispute, but in no event shall such resolution exceed 60 days from the initial notice. The specific format for such discussions will be left to the discretion of the designated representatives, provided, however, that all reasonable requests for relevant information made by one Party to the other Party shall be honored.

         21.3. After such period either Party may file a complaint with the FCC or Commission to resolve such issues.

22.      COOPERATION ON FRAUD

         22.1. The Parties agree that they shall cooperate with one another to investigate, minimize and take corrective action in cases of fraud. The Parties fraud minimization procedures are to be cost effective and implemented so as not to unduly burden or harm one party as compared to the other.

23.      TAXES

         23.1. Any Federal, state or local excise, license, sales, use, or other taxes or tax-like charges (excluding any taxes levied on income) resulting from the performance of this Agreement shall be borne by the Party upon which the obligation for payment is imposed under applicable law, even if the obligation to collect and remit such taxes is placed upon the other party. Any such taxes shall be shown as separate items on applicable billing documents between the Parties. The
                  Party obligated to collect and remit taxes shall do so unless the other Party provides such Party with the required evidence of exemption. The Party so obligated to pay any such taxes may contest the same in good faith, at its own expense, and shall be entitled to the benefit of any refund or recovery, provided that such party shall not permit any lien to exist on any asset of the other party by reason of the contest. The Party obligated to collect and remit taxes shall cooperate fully in any such contest by the other Party by providing records, testimony and such additional information or assistance as may reasonably be necessary to pursue the contest.

24.      AMENDMENTS AND MODIFICATIONS

         24.1. No provision of this Agreement shall be deemed waived, amended or modified by either party unless such a waiver, amendment or modification is in writing, dated, and signed by both Parties.

25.      SEVERABILITY

         25.1. Subject to Article 2, if any part of this Agreement becomes or is held to be invalid for any reason, such invalidity will affect only the portion of this Agreement which is invalid. In all other respects this Agreement will stand as if such invalid provision had not been a part thereof, and the remainder of the Agreement shall remain in full force and effect.

26.      HEADINGS NOT CONTROLLING

         26.1. The headings and numbering of Article, Sections, Parts and Attachments in this Agreement are for convenience only and shall not be construed to define or limit any of the terms herein or affect the meaning or interpretation of this Agreement.

27.      ENTIRE AGREEMENT

         27.1. This Agreement, including all Parts and Attachments and subordinate documents attached hereto or referenced herein, all of which are hereby incorporated by reference, constitute the entire matter thereof, and supersede all prior oral or written agreements, representations, statements, negotiations, understandings, proposals, and undertakings with respect to the subject matter thereof

28.      COUNTERPARTS

         28.1. This Agreement may be executed in counterparts. Each counterpart shall be considered an original and such counterparts shall together constitute one and the same instrument.

29.      SUCCESSORS AND ASSIGNS

         29.1. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

30.      IMPLEMENTATION

         30.1. This Agreement sets forth the overall terms and conditions, and standards of performance for services, processes, and systems capabilities that the Parties will provide to each other. The Parties understand that the arrangements and provision of services described in this Agreement shall require technical and operational coordination between the Parties. Accordingly, the Parties may agree to form a team that shall further develop and identify those processes, guidelines, specifications, standards and additional terms and conditions necessary to support the terms of this Agreement.

31.      FEDERAL JURISDICTION

         31.1. Carrier understands and agrees that this agreement serves as actual notice that Sprint and its Affiliates have entered into a binding contract to provide exclusive telecommunications services for the Army and Air Force

                  Exchange Service ("AAFES") during the term of this agreement. The AAFES contract specifies, among other things, that Sprint shall provide all telecommunications services to officer and enlisted temporary living facilities (commonly named Bachelor Officer Quarters and Bachelor Enlisted Quarters) and to all unaccompanied enlisted personnel barracks on United States Army bases. Carrier agrees it will not market to or attempt to secure any customer located in an area governed by this exclusive telecommunications service provider contract.

PART C - PROVISIONS RELATING TO RESALE

1.       RESALE OF LOCAL SERVICES

         1.1.     Scope

                  1.1.1. Sprint retail Telecommunications Services shall be available for resale at wholesale prices pursuant to 47 USC ss. 251(c)(4). Services that are not retail Telecommunications Services and, thus, not covered by this Agreement and not available for resale at wholesale prices include, but are not limited to, Voice Mail/MessageLine, Paging, Inside Wire Installation and Maintenance, CMRS services, Lifeline services and similar government programs (underlying Telecommunications Service will be resold but Carrier must qualify its offering for these programs), promotions of ninety (90) days or less and Employee Concessions.

                  1.1.2. COCOT lines or Pay Telephone Access Lines will not be resold at wholesale prices under this Agreement.

                  1.1.3. Except as set forth above and as may be allowed by the FCC or Commission, Sprint shall not place conditions or restrictions on Carrier's resale of wholesale regulated Telecommunications Services, except for restrictions on the resale of residential service to other classifications (e.g., residential service to business customers) and for promotions of 90-days or less in length. In addition, Carrier shall be prohibited from marketing its products using the Sprint product name (i.e., Carrier may purchase the features package called "Sprint Essential" but shall be prohibited from reselling this product using the Sprint brand name or the Sprint product name.) Every regulated retail service rate, including promotions over ninety (90) days in length, discounts, and option plans will have a corresponding wholesale rate. Sprint will make wholesale telecommunications service offerings available for all new regulated services at the same time the retail service becomes available.

                  1.1.4. Sprint will continue to provide existing databases and signaling support for wholesale services at no additional cost.

                  1.1.5. Sprint will make any service grandfathered to an end-user or any Individual Case Basis ("ICB") service available to Carrier for resale to that same end-user at the same location(s). Should Sprint discontinue any grandfathered or ICB service Sprint will provide to Carrier any legally required notice as soon as practicable and at least equal in quality and timeliness to that which is provided to Sprint's own customers, prior to the effective date of changes in or discontinuation of any product or service that is available for resale under this Subsection.

                  1.1.6. Sprint will continue to provide Primary Interexchange Carrier ("PIC") processing for those end-users obtaining resold service from Carrier. Sprint will bill and Carrier will pay any PIC change charges. Sprint will only accept said requests for PIC changes from Carrier and not from Carrier's end users.

                  1.1.7. Sprint shall allow Carrier customers to retain their current telephone number when technically feasible within the same Sprint Wire Center and shall install Carrier customers at Parity unless Carrier customers currently subscribe to Vacation Service only or are currently in the process of having their service suspended for non-pay. In such cases Sprint will treat the Carrier customer as a new installation at the request of the Carrier.

         1.2.     Charges and Billing

                  1.2.1. Access services, including revenues associated therewith, provided in connection with the resale of services hereunder shall be the responsibility of Sprint and Sprint shall directly bill and receive payment on its own behalf from an IXC for access related to interexchange calls generated by resold or rebranded customers.

                  1.2.2. Sprint will be responsible for returning EMI/EMR records to IXCs with the proper EMR Return Code along with the Operating Company Number ("OCN") of the associated Automatic Number Identification ("ANI"), (i.e., Billing Number).

                  1.2.3. Sprint will deliver a monthly statement for wholesale services as follows:

                  1.2.3.1. Invoices will be provided in a standard Carrier
                           access billing format or other such format as Sprint may determine;

                  1.2.3.2. Where local usage charges apply and message detail is created to support available services, the originating local usage at the call detail level in standard EMR industry format will be exchanged daily or at other mutually agreed upon intervals;

                           1.2.3.3. The Parties will work cooperatively to
                                    exchange information to facilitate the
                                    billing of in and out collect and
                                    inter/intra-region alternately billed
                                    messages;

                           1.2.3.4. Sprint agrees to provide information on the
                                    end-user's selection of special features where Sprint maintains such information (e.g., billing method, special language) when Carrier places the order for service;

                           1.2.3.5. Monthly recurring charges for
                                    Telecommunications Services sold pursuant to this Agreement shall be billed monthly in advance.

                  1.2.4. For billing purposes, and except as otherwise specifically agreed to in writing, the Telecommunications Services provided hereunder are furnished for a minimum term of one month. Each month is presumed to have thirty (30) days. Sprint shall bill for message provisioning, data tape charges, and for additional copies of the monthly invoice.

         1.3.     Pricing

                  1.3.1. Pricing shall be developed based on 47 USC ss. 252(d)(3), as now enacted or as hereafter amended, where wholesale prices are retail prices less avoided costs, net of any additional costs imposed by wholesale operations, unless otherwise ordered by the Commission. The wholesale rate shall be as set forth on Exhibit 1. Additional rates for new or additional services shall be added at the time said new or additional services are offered.

         1.4.     Provisioning and Installation

                  1.4.1. Electronic Interfaces for the exchange of ordering information will be adopted and made available to Carrier in accordance with Sprint operating procedures.

                  1.4.2. Carrier and Sprint may order PLC and PIC record changes using the same order process and on a unified order (the "LSR").

                  1.4.3. A general Letter of Agency ("LOA") initiated by Carrier or Sprint will be required to process a PLC or PIC change order. No LOA signed by the end-user will be required to process a PLC or PIC change ordered by Carrier or Sprint. Carrier and Sprint agree that PLC and PIC change orders will be supported with appropriate documentation and verification as required by FCC and Commission rules. In the event of a subscriber complaint of an unauthorized PLC record change where the Party that ordered such change is unable to produce appropriate documentation and verification as required by FCC and Commission rules, or, if there are no rules applicable to PLC record changes, then such rules as are applicable to changes in long distance carriers of record shall apply, such Party shall be liable to pay and shall pay all nonrecurring charges associated with reestablishing the subscriber's local service with the original local carrier as well as an Unauthorized Local Service Provider Change Charge as detailed in the applicable State Local Access Tariff. Where Sprint offers, and if the Carrier so desires, a separate agreement may be entered into with Sprint to establish themselves as a "No Fault" Carrier. This option is also detailed in the appropriate State Local Access Tariff.

                  1.4.4. Each Party will provide the other, if requested, as agent of the end-user customer, at the time of the PLC order, current "As Is" preordering/ordering information relative to the end-user consisting of local features, products, services, elements, combinations, and any customer status qualifying the customer for a special service (e.g., DA exempt, lifeline, etc.) provided by the Party to that end-user. Each Party is responsible for ordering the Telecommunications Services desired by the end-user customer.

                  1.4.5. Sprint shall provide Carrier the ability to obtain telephone numbers, including vanity numbers from Sprint where Sprint offers these services to its end users, and to assign these numbers with the Carrier customer. Reservation and aging of numbers remain the responsibility of the Sprint. Carrier shall pay Sprint the reasonable administrative costs of this function, and the monthly recurring charges listed in the appropriate State Local Access Tariff.

                  1.4.6. Sprint shall provide Carrier the ability to order all available features on its switches at parity with what Sprint offers to its own end user customers (e.g., call blocking of 900 and 976 calls by line or trunk).

                  1.4.7. Sprint will direct customer to Carrier for requests changing their Carrier service. Sprint shall process all PIC changes provided by Carrier on behalf of IXCs. If PIC changes are received by Sprint directly from IXCs, Sprint shall reject the PIC change back to the IXC with the OCN of Carrier in the appropriate field of the industry standard CARE record.

2.       NETWORK MAINTENANCE AND MANAGEMENT

         2.1.     General Requirements

                  2.1.1. The Parties will exchange appropriate network maintenance information (e.g., maintenance contact numbers, network information, information required to comply with law enforcement and other security agencies of the government, etc.).

                  2.1.2. Each Party shall provide a 24-hour contact number for network service issues. A fax number must also be provided to facilitate event notifications for planned mass calling events. The Parties shall agree upon appropriate network service control capabilities,

                  2.1.3. Voice response units, similar technologies, intercept solutions or live referrals should be used, where available to refer/transfer calls from customers to the proper Telecommunications Carrier for action. Neither Party shall market to end-users during a call when that customer contacts the Party solely as a result of a misdirected call.

                  2.1.4. Notice of Network Event. Each party has the duty to alert the other to any network events that can result or have resulted in service interruption, blocked calls, or negative changes in network performance as follows:

                           2.1.4.1. Any cable or electronics outage that
                                    affects 50% or more of the in-service lines of a central office or 1000 access lines, whichever is less with a duration of two
                                    (2) minutes or more.

                           2.1.4.2. Toll or EAS isolation of an entire exchange
                                    with duration of two (2) minutes or more.

                           2.1.4.3. Any digital cross-connect or fiber optic
                                    complete system failure lasting two (2)
                                    minutes or more.

                  2.1.5. Notice of Network Change. The Parties agree to provide each other reasonable notice of changes including the information necessary for the transmission and routing of services using that local exchange carrier's facilities or networks, as well as other changes that would affect the interoperability of those facilities and networks. Correct Local Exchange Routing Guide (LERG) data is considered part of this requirement.

                  2.1.6. Sprint will close all trouble reports with Carrier. Carrier will close all trouble reports with its end-user.

                  2.1.7. A non-branded, customer-not-at-home card shall be left by Sprint at the customer's premises when a Carrier customer is not at home for an appointment and Sprint performs repair or installation services on behalf of Carrier.

         2.2. Transfer of Service Announcements. When an end-user who continues to be located within the local calling area changes from Sprint to Carrier and does not retain its original telephone number which was provided by Sprint, Sprint will provide a new number announcement on the inactive telephone number upon request, for a minimum period of ninety (90) days (or some shorter reasonable period, as permitted by the Commission, when numbers are in short supply), at no charge to the end-user or the Carrier unless Sprint has a Tariff on file to charge end-users. This announcement will provide details on the new number to be dialed to reach this customer.

         2.3. Repair Calls. Carrier and Sprint will employ the following procedures for handling misdirected repair calls:

                  2.3.1. Carrier and Sprint will educate their respective customers as to the correct telephone numbers to call in order to access their respective repair bureaus.

                  2.3.2. To the extent the correct provider can be determined, misdirected repair calls will be referred to the proper provider of local exchange service in a courteous manner, at no charge, and the end-user will be provided the correct contact telephone number. In responding to repair calls, neither Party shall make disparaging remarks about the other, nor shall they use these repair calls as the basis for internal referrals or to solicit customers or to market services. Either Party may respond with accurate information in answering customer questions.

                  2.3.3. Carrier and Sprint will provide their respective repair contact numbers to one another on a reciprocal basis.

         2.4. Restoration of Service in the Event of Outages. Sprint restoration of service in the event of outages due to equipment failures, human error, fire, natural disaster, acts of God, or similar occurrences shall be performed in accordance with the following priorities. First, restoration priority shall be afforded to those services affecting its own end-users and identified Carrier end-users relative to national security or emergency preparedness capabilities and those affecting public safety, health, and welfare, as those elements and services are identified by the appropriate government agencies. Second, restoration priority shall be afforded between Sprint and Carrier in general. Third, should Sprint be providing or performing Tandem Switching functionality for Carrier, third level priority restoration should be afforded to any trunk. Lastly, all service shall be restored as expeditiously as practicable and in a non-discriminatory manner.

         2.5. Service Projections. Carrier shall make available to Sprint Periodic Service projections, on a semiannual basis.

         2.6.     Quality of Service

                  2.6.1. Upon deployment of Electronic Interfaces, Sprint shall provide Carrier with the same intervals and level of service provided by Sprint to its end-users or other Carriers at any given time.

                  2.6.2. Upon deployment of Electronic Interfaces, Sprint shall provide Carrier maintenance and repair services in a manner that is timely, consistent with service provided to Sprint end-users and/or other Carriers.

3.       ADDITIONAL SERVICES

         3.1.     911/E911

                  3.1.1. Where Sprint is the owner or operator of the 911/E911 database, Sprint will maintain daily updating of 911/E911 database information related to Carrier end-users.

                  3.1.2. Sprint will provide Carrier a default arrangement/ disaster recovery plan including an emergency back-up number in case of massive trunk failures.

                  3.2      Directory Listings and Distribution

                  3.2.1. White Page Directories; Distribution; Use of Listing Information

                  3.2.1.1. Sprint agrees to include one basic White Pages
                           listing for each Carrier customer located with the geographic scope of its White Pages directories, at no additional charge to Carrier. A basic White Pages listing is defined as a customer name, address and either the Carrier assigned number for a customer or the number for which number portability is provided, but not both numbers. Basic White Pages listing of Carrier customers will be interfiled with listings of Sprint and other CLECs' customers.

                  3.2.1.2. Carrier agrees to provide Carrier customer listing information, including without limitation directory distribution information, to Sprint at no charge. Sprint will provide Carrier with the appropriate format for provision of Carrier customer listing information and service order updates to Sprint.

                  3.2.1.3. Sprint agrees to provide White Pages database
                           maintenance
                           services to Carrier. Carrier will be charged a Service Order entry fee upon submission of Service Orders into Sprint's Service Order Entry System, which will include compensation for such database maintenance services. Service Order entry fees apply when Service Orders containing directory records are entered in Sprint's Service Order Entry System initially, and when Service Orders are entered in order to process a requested change to directory records.

                  3.2.1.4. Carrier customer listing information will be used solely for the provision of directory services, including the sale of directory advertising to Carrier customers.

                  3.2.1.5. In addition to a basic White Pages listing, Sprint will provide, at the rates set forth in the appropriate Sprint Tariff, Tariffed White Pages listings (e.g., additional, alternate, foreign and non-published listings) for Carrier to offer for resale to Carrier's customers.

                  3.2.1.6. Sprint agrees to provide White Pages distribution services to Carrier customers within Sprint's service territory at no additional charge to Carrier. Sprint represents that the quality, timeliness, and manner of such distribution services will be at parity with those provided to Sprint and to other CLEC customers provided that Carrier provides required information and meets criteria and specifications established by its directory publisher.

                  3.2.1.7. Sprint agrees to include critical contact
                           information pertaining to Carrier in the "Information Pages" of those of its White Pages directories provided that Carrier meets criteria established by its directory publisher.

                  3.2.2. Sprint will accord Carrier customer listing information the same level of confidentiality that Sprint accords its own proprietary customer listing information. Sprint shall ensure that access to Carrier customer proprietary listing information will be limited solely to those of Sprint and Sprint's directory publisher's employees, agents and contractors that are directly involved in the preparation of listings, the production and distribution of directories, and the sale of directory advertising. Sprint will advise its own employees, agents and contractors and its directory publisher of the existence of this confidentiality obligation and will take appropriate measures to ensure their compliance with this obligation. Notwithstanding any provision herein to the contrary, the furnishing of White Pages proofs to a CLEC that contains customer listings of both Sprint and Carrier will not be deemed a violation of this confidentiality provision.

                  3.2.3. Sprint will not sell or license Carrier's customer listing information to any third parties unless Carrier provides written notice to the contrary. Once Sprint's system is able to distinguish Sprint and Carrier listings, Sprint and Carrier will share in revenues derived from the sale or licensing of customer listing information net of administration expenses incurred by Sprint in providing such information to third parties.

                  3.2.4.   Other Directory Services

                  3.2.4.1. Sprint will exercise reasonable efforts to cause its directory publisher to enter into a separate agreement with Carrier which will address other directory services desired by Carrier as described in this ss. 3.2. Both parties acknowledge that Sprint's directory publisher is not a party to this Agreement and that the provisions contained in this ss.3.2 are not binding upon Sprint's directory publisher.

                  3.2.4.2. Sprint's directory publisher will negotiate with
                           Carrier concerning the provision of a basic Yellow Pages listing to Carrier customers located within the geographic scope of publisher's Yellow Pages directories and distribution of Yellow Pages directories to Carrier customers.

                  3.2.4.3. Directory advertising will be offered to Carrier
                           customers on a nondiscriminatory basis and subject to the same terms and conditions that such advertising is offered to Sprint and other CLEC customers. Directory advertising will be billed to Carrier customers by directory publisher.

                  3.2.4.4. Directory publisher will use commercially reasonable efforts to ensure that directory advertising purchased by customers who switch their service to Carrier is maintained without interruption.

                  3.2.4.5. Information pages, in addition to any information page or portion of an information page containing critical contact information as described above in ss. 3.2.1.7, may be purchased from Sprint's directory publisher, subject to applicable directory publisher guidelines and regulatory requirements.

                  3.2.4.6. Directory publisher maintains full authority as
                           publisher over its publishing policies, standards and practices, including decisions regarding directory coverage area, directory issue period, compilation, headings, covers, design, content or format of directories, and directory advertising sales.

         3.3.     Directory Assistance

                  3.3.1.   General Requirements for Resale of Directory
                           Assistance

                  3.3.1.1. Where Sprint is a directory assistance service
                           provider, at Carrier's request, subject to any existing system capacity restraints which Sprint shall work to overcome, Sprint will provide to Carrier resale of Carrier branded directory assistance service which is at parity with the directory assistance service Sprint makes available to its own end-users.

                  3.3.1.2. Sprint will make Carrier's data available to anyone calling Sprint's DA and will update its database with Carrier's data at Parity with updates from its own data.

                  3.3.1.3. Sprint may store proprietary customer information provided by Carrier in its Directory Assistance database; such information should be able to be identified by source provider in order to provide the necessary protection of Carrier's or Carrier customer's proprietary or protected information.

                  3.3.1.4. Carrier may limit Sprint's use of Carrier's data to
                           Directory Assistance or, pursuant to written agreement, grant greater flexibility in the use of the data subject to proper compensation.

                  3.3.1.5. Where Directory Assistance is a separate retail
                           service provided by Sprint, Sprint will allow wholesale resale of Sprint DA service.

                  3.3.1.6. To the extent Sprint provides Directory Assistance service, Carrier will provide its listings to Sprint via data and processed directory assistance feeds in accordance with an agreed upon industry format. Sprint shall include Carrier listings in its Directory Assistance database.

                  3.3.1.7. Carrier has the right to license Sprint unbundled directory databases and sub databases and utilize them in the provision of its own DA service. To the extent that Carrier includes Sprint listings in its own Directory Assistance database, Carrier shall make Sprint's data available to anyone calling Carrier's DA.

                  3.3.1.8. Sprint will make available to Carrier all DA service enhancements on a non-discriminatory basis.

         3.3.2. When requested by Carrier where Carrier provides its own DA, and if technically feasible, Sprint will route Carrier customer DA calls to Carrier DA centers at Carrier's expense.

         3.3.3.   Business Processes

                  3.3.3.1. Sprint will, consistent with ss. 222 of the Act,
                           update and maintain the DA database with Carrier data, utilizing the same procedures it uses for its own customers, for those Carrier customers who:

                           3.3.3.1.1. Disconnect

                           3.3.3.1.2. Change Carrier

                           3.3.3.1.3. Install

                           3.3.3.1.4. "Change" orders

                           3.3.3.1.5. Are Non-Published

                           3.3.3.1.6. Are Non-Listed

                           3.3.3.1.7. Are Non-Published/Non-Listed

         3.3.4.   Carrier shall bill its own end-users.

         3.3.5.   Carrier will be billed in an agreed upon standard format.

         3.3.6.   Compensation

                  3.3.6.1. When Carrier is rebranding the local service of
                           Sprint, directory assistance that is provided without separate charge to end-users will be provided to Carrier end-users without separate charge, subject to any additional actual expense to brand the service with Carrier's brand. Where DA is separately charged as a retail service by Sprint, Carrier shall pay for DA service at retail less avoided cost.

                  3.3.6.2. Sprint shall place Carrier end-users listings in its directory assistance database for no charge.

                  3.3.6.3. Sprint shall, subject to ss. 222 of the Act, as
                           enacted or hereafter amended, make its unbundled directory assistance database available to Carrier.

                  3.3.6.4. Any additional actual trunking costs necessary to provide a Carrier branded resold directory assistance service or routing to Carrier's own directory assistance service location shall be paid by Carrier.

         3.4.     Operator Services

                  3.4.1.   General Requirements

                           3.4.1.1. Where Sprint (or a Sprint Affiliate on
                                    behalf of Sprint) provides operator
                                    services, at Carrier's request (subject to any existing system capacity restraints) Sprint will provide to Carrier, Carrier branded operator service at parity with the operator services Sprint makes available to its own end-users.

                           3.4.1.2. At Carrier's request, subject to any
                                    existing system capacity restraints, Sprint will route Operator Service traffic of Carrier's customers to the Carrier's Operator Service Center at Carrier's expense.

                           3.4.1.3. Sprint shall provide operator service
                                    features to include the following: (i)
                                    local call completion 0- and 0+, billed to calling cards, billed collect, and billed to third party, and (ii) billable time and charges, etc. Depending upon the operating region, Blocking feature associated with Operator Services may also be available.

                  3.4.2.   Compensation

                           3.4.2.1. Sprint shall provide operator services for
                                    resale at wholesale prices.

                           3.4.2.2. When Carrier requests Carrier branded
                                    Sprint operator services for resale any
                                    actual additional trunking costs associated with Carrier branding shall be paid by Carrier.

                           3.4.2.3. Where Carrier provides its own Operator
                                    Services, the Parties shall jointly
                                    establish a procedure whereby they will
                                    coordinate Busy Line Verification ("BLV") and Busy Line Verification and Interrupt ("BLVI") services on calls between their respective end-users. BLV and BLVI inquiries between operator bureaus shall be routed over the appropriate trunk groups. Carrier and Sprint will reciprocally provide adequate connectivity to facilitate this capability. In addition, upon request of Carrier, Sprint will make available to Carrier for purchase under contract BLV and BLVI services at wholesale rates.

4.       ADDITIONAL RESPONSIBILITIES OF THE PARTIES

         4.1.     Law Enforcement And Civil Process

                  4.1.1. Intercept Devices. Local and federal law enforcement agencies periodically request information or assistance from local telephone service providers. When either Party receives a request associated with a customer of the other Party, it shall refer such request to the Party that serves such customer, unless the request directs the receiving Party to attach a pen register, trap-and-trace or form of intercept on the Party's facilities, in which case that Party shall comply with any valid request. Charges for the intercept shall be at Sprint's applicable charges.

                  4.1.2. Subpoenas. If a Party receives a subpoena for information concerning an end-user the Party knows to be an end-user of the other Party, it shall refer the subpoena back to the requesting Party with an indication that the other Party is the responsible Company, unless the subpoena requests records for a period of time during which the Party was the end-user's service provider, in which case the Party will respond to any valid request.

                  4.1.3. Hostage or Barricaded Persons Emergencies. If a Party receives a request from a law enforcement agency for temporary number change, temporary disconnect or one-way denial of outbound calls for an end-user of the other Party by the receiving Party's switch, that Party will comply with any valid emergency request. However, neither Party shall be held liable for any claims or damages arising from compliance with such requests on behalf of the other Party's end-user and the Party serving such end-user agrees to indemnify and hold the other Party harmless against any and all such claims.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representatives.

CARRIER                                      SPRINT
By: /s/Richard Pollara                       By: /s/ Michael E. Solon
   ----------------------------                 ----------------------------

Name:     Richard Pollara                    Name: Michael E. Solon
     --------------------------                   --------------------------

Title:    President                          Title: Reg Dir - Carrier Mkts
      -------------------------                    -------------------------

Date:     9/31/98                            Date: October 14, 1998
     --------------------------                   --------------------------

                                                                      EXHIBIT 1

               SPRINT - UNITED TELEPHONE COMPANY OF INDIANA, INC.
                                RESALE DISCOUNTS

Sprint (United Telephone Company of Indiana, Inc.) is discounting as listed below from the current tariffed rates until such time as appropriate tariffs are filed. These discounts are based upon Sprint's Avoided Cost Studies.


         SERVICES                                               DISCOUNTS
         --------                                               ---------

         Residential Local Service                                 9.92%

         Simple Business Local Service                             9.92%

         Local Measured Service                                    9.92%

         Extended Area Service                                     9.92%

         Centrex Line                                              9.92%

         Key System                                                9.92%

         PBX                                                       9.92%

         Custom Calling Features                                   9.92%

         CLASS                                                     9.92%

         Centrex Features                                          9.92%

         Directory Assistance                                      7.26%

         Operator Assistance                                       7.26%

         Private Line Assistance                                   9.92%

         Intralata Toll                                            9.92